Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-132469

333-132469-01

333-132469-02

Supplement No. 7

(To Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

$2,000,000,000

Prudential Financial, Inc.

Floating Rate Convertible Senior Notes due November 15, 2035

This supplement updates and amends certain information contained in the prospectus dated March 16, 2006, as supplemented by the prospectus supplement dated March 16, 2006, relating to the offer and sale from time to time by certain selling securityholders of up to $2,000,000,000 aggregate principal amount of our Floating Rate Convertible Senior Notes due November 15, 2035, and any Common Stock issuable upon conversion of the notes. In April 2007, the outstanding Floating Rate Convertible Senior Notes due November 15, 2035 were redeemed for a mixture of cash and stock; the securities represented in this supplement include restricted shares of our Common Stock. The terms of the notes are set forth in the prospectus and prospectus supplement dated March 16, 2006. This supplement is not complete without, and may not be utilized except in connection with, the accompanying prospectus and prospectus supplement dated March 16, 2006, including any amendments or further supplements thereto. This supplement is qualified by reference to the prospectus and prospectus supplement dated March 16, 2006 and any amendments or further supplements thereto, except to the extent that the information in this supplement supersedes the information contained in the prospectus or in the prospectus supplement dated March 16, 2006.

See “Risk Factors” beginning on page S-2 of the prospectus supplement dated March 16, 2006 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this supplement is October 18, 2007

The information in the table under the caption “Selling Securityholders” in the prospectus supplement dated March 16, 2006 is modified by adding the information below with respect to persons not previously listed in the prospectus supplement dated March 16, 2006 or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus supplement dated March 16, 2006 or any amendments or supplements thereto with the information that is set forth below.

SELLING SECURITYHOLDERS

Name	Number of Shares of Common Stock Beneficially Owned Prior to this Offering	Number of Shares of Common Stock Offered(1)	Number of Shares of Common Stock Owned After Completion of Offering
Morgan Stanley & Co. Incorporated(2) (3) (4)	892,117	1,187	890,930

(1)

The shares of common stock offered by this supplement were received upon conversion of notes held by the selling securityholder prior to the redemption of the notes on May 21, 2007. The notes were converted into (1) an amount of cash equal to the lesser of $100 and the daily conversion value relating to the day the shares were converted, and (2) to the extent such daily conversion value exceeded $100, a number of shares of common stock equal to (A) the difference between such daily conversion value and $100 divided by (B) the price of the shares of common stock for that day.

(2)	This selling securityholder has identified itself as a broker-dealer.
(3)

Morgan Stanley & Co. Incorporated has indicated that it is acting solely as a selling securityholder and not as an underwriter, or if deemed to be an underwriter only with respect to the securities it sells pursuant to the prospectus. Morgan Stanley & Co. Incorporated acted as an initial purchaser in connection with the original issuance of the notes on December 7, 2006.

(4)

Morgan Stanley & Co. Incorporated has identified that one of its affiliates is a lender under one of our credit facilities. In addition, during the past three years, Morgan Stanley & Co. Incorporated and/or its affiliates have performed financial advisory and investment banking services for us.